Exhibit 99.1
Important Notice Concerning Limitations on Trading in General Cable Corporation Equity Securities

To:	Members of the Board of Directors and Executive Officers of General Cable Corporation

From:	General Cable Corporation

Date:	August 10, 2007
     As you may know, a “blackout period” will be imposed on transactions involving the General Cable Retirement & Savings Plan for Salaried Associates, General Cable Savings Plan, General Cable Corporation Deferred Compensation Plan and General Cable Corporation Subsidiaries Benefit Equalization Plan (together, the “Plans”). This blackout period, described in more detail below, is necessary in order for participants’ accounts in the Plans to be transferred to Fidelity Investments (“Fidelity”) in connection with the change in the trustee and record keeper of the Plans. Under the Sarbanes-Oxley Act of 2002, the executive officers and directors of General Cable Corporation (the “Company”) will generally be prohibited from engaging in transactions involving the Company’s equity securities (including options and other derivatives based on company stock) during this blackout period.
     As a result of the transfer of plan assets to Fidelity, during the blackout period participants in the Plans will be temporarily unable to direct or diversify investments in their individual accounts, including accounts that hold common stock of the Company, or to obtain a loan or distribution from the Plans.
     The blackout period is expected to begin at 4 p.m. Eastern daylight savings time on September 5, 2007 and end approximately the week of October 7, 2007. However, the blackout period may be extended due to events beyond the Company’s control that may arise as part of the transition, in which case notice will be given directors and executive officers as soon as reasonably practicable. In addition, you can determine whether the blackout period has started or ended by contacting Fidelity Investments at (800) 890-4015 or via the web at www.NetBenefits.Fidelity.com.
     Generally, during the blackout period, executive officers and directors are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company acquired in connection with services performed as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.
     The prohibition covers securities acquired in connection with service as a director or executive officer. This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if a director or

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executive officer holds both covered shares and non-covered shares, any shares sold will be presumed to come first from the covered shares unless the source of such sold shares are identified and it is shown that the same form of identification is used for all related purposes (such as tax reporting and disclosure requirements).
     The following are examples of transactions that a director or executive officer may not be engaged in during the blackout period: (i) exercising stock options granted in connection with services provided as a director or executive officer; (ii) selling Company stock acquired by exercising options; and (iii) selling Company stock originally received as a restricted stock grant.
     If a director or officer engages in a transaction that violates these rules, he or she can be required to disgorge any profits from the transaction and will be subject to civil and criminal penalties.
     The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe. Accordingly, directors and executive officers should refrain from engaging in any transaction involving Company stock or derivatives based on Company stock during the blackout period.
     If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Beth A. Curtis, Vice President, Compensation and Benefits, at (859) 572-8930.

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